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                            TRANSFER AGENT AGREEMENT

         This Agreement, made this the 28th day of March, 1994 to be effective as of May 2nd, 1994, by and the BJB Investment Funds (the "Fund"), an open-end investment company duly organized and existing under the laws of the Commonwealth of Massachusetts, and United Advisers, Inc. (the "Transfer Agent"), which is a duly-registered transfer agent. The Transfer Agent is duly organized and existing under the laws of the State of Indiana.

Article I.

         Section 1. The Fund hereby appoints the Transfer Agent as its Transfer, Registrar, Redemption and Dividend Disbursing Agent, and the Transfer Agent accepts such appointments and agrees to act in such capacities upon the terms set forth in this Agreement.

         Section 2. The Transfer Agent agrees to comply with all relevant provisions of the Investment Company Act of 1940 (the "Act"), the Internal Revenue Code, other applicable laws and all applicable rules and regulations thereunder.

         Section 3. If the Fund is a series company for purposes of Rule 18f-2 under the Act and/or offers more than one class of shares per series, the term "Fund" as used in this Agreement and Fee Schedule shall be deemed to refer to each such series or each class of such series as a separate portfolio unless the context otherwise requires. In performing its functions hereunder, the Transfer Agent shall in all cases comply with the procedures and conditions set forth in the Fund's then current Prospectus and Statement of Additional Information ("SAI"), as provided to the Transfer Agent by the Fund. To the extent that the Prospectus and SAI cover procedures and duties of the Transfer Agent, agreement as to such matters must have been reached between the Transfer Agent and the Fund 30 days prior to the effectiveness of the Prospectus.


Article II.       ISSUANCE OF SHARES

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         Section 1. The Transfer Agent shall make original issues of shares of the Fund ("Shares") in accordance with Sections 3 and 4 below and with the Fund's then currently effective Prospectus, SAI and account application upon being furnished with (i) a certified copy of a resolution or resolutions of the Board of Trustees of the Fund authorizing such issue and (ii) necessary funds for the payment of any original issue tax applicable to such additional Shares. If requested, a copy of the opinion of counsel as to the validity of such additional Shares shall be furnished to the Transfer Agent upon the Fund's filing of its Rule 24f-2 Notice under the Act with the Securities and Exchange Commission.

         The Transfer Agent will maintain mutual fund account records in the usual form in which, among other details, it will note the issuance, transfer and redemption of Shares, whether certificated or not. The Transfer Agent will keep account records, in which it will note the names and registered addresses of Shareholders of the Fund ("Shareholders") and the number of full and fractional Shares owned by them.

         Section 2. In case of any request or demand for the inspection of the unit records of the Fund, the Transfer Agent shall endeavor to notify the Fund and to secure instructions as to permitting or refusing such inspection. However, the Transfer Agent may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so, unless indemnified against such liability by the Fund.

         Section 3. For the purposes of this Section, the Fund hereby instructs the Transfer Agent to consider Shareholder payments as available for investment in accordance with the policies and procedures set forth in the Fund's then current Prospectus and SAI. Immediately after the time or times and on each day on which the Fund's then current Prospectus or SAI states that its net asset value per unit shall be determined, the Transfer Agent shall obtain from the Fund or its designated agent a quotation of the net asset value per unit determined as of such time on such day. The Transfer Agent reserves the right to charge the Fund and the Fund agrees to pay the

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reasonable costs of making corrections to Shareholder records if it is later determined that the Fund or its agent(s) supplied an inaccurate net asset value.

         The Transfer Agent shall, on the same business day on which any order for the purchase of Shares is received and utilizing the net asset value per share next determined after the receipt of such order, determine the amount to be invested and the number of Shares and fractional Shares (rounded to three decimal places) to be purchased. The Transfer Agent shall thereupon as agent for the Shareholders place a purchase order with the Fund for the proper number of Shares and fractional Shares to be purchased and confirm such number to the Fund in writing. The Transfer Agent shall total the amount available for investment in Shares at the net asset value determined by the Fund or its designated agent at each fund pricing time.

         The Transfer Agent shall pay over to the Custodian Bank the net asset value of Shares and fractional Shares purchased immediately upon receipt of the consideration therefor.

         In the event that any check or other order for the payment of money is returned unpaid for any reason, the Transfer Agent shall give prompt notification to the Fund of the non-payment of said check and take such action as the Fund may authorize by written instructions.

         Any profit on the liquidation of unpaid Shares accrues to the Fund. In the event of a loss upon the liquidation of unpaid shares, other than as a result of an error or mistake of the Transfer Agent, the Transfer Agent will charge the purchaser's account for the amount of such loss. If the loss can't be recovered from the Shareholder, the Fund will be liable for the loss. In the event of a loss or gain due to an incorrect adjustment to the Shareholder's account by the Fund's agent(s), the loss or gain will be netted on the books of the Fund and settled monthly.

         Section 4. The Transfer Agent, in making the calculations provided for in Section 3, of this Article II shall rely on its record of available investment funds. The proper number of Shares and fractional Shares shall then be issued daily and credited by the Transfer Agent to the Shareholder accounts. The Transfer Agent shall furnish each Shareholder with a confirmation of

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each purchase of Fund Shares. For equity, income and bond funds, the Transfer
Agent shall mail to each Shareholder a confirmation of each purchase (if provided for under the provisions of the Shareholder's account) with copies to one interested party if requested. For Money Funds, such confirmations will, among other details, show the prior Share balance, the new Share balance, the dollar value, the Shares for which stock certificates are outstanding (if any), the amount invested and the price paid for the newly-purchased Shares. In addition, The Transfer Agent can supply the Shareholder with purchase confirmations for Money Funds, by the aforementioned procedure, or with a monthly statement.

         The Transfer Agent shall send a copy of the Fund's then current Prospectus with the confirmation of the first purchase by any new account opened through an exchange without an application.

         The Fund agrees to provide the Transfer Agent with an adequate supply of its Prospectus, as in effect from time to time, to fulfill its obligations under this Section.

         The Transfer Agent shall provide the Fund with the total number of shares issued by the Fund each day.

Article III.      REDEMPTIONS

         Section 1. The Transfer Agent shall process, in accordance with the Fund's Prospectus, SAI and account application, all requests from Shareholders to redeem Shares and determine the number of Shares required to be redeemed to make monthly payments, automatic payments or the like and advise the Fund, on the same business day that the request for redemption was received, of the total number of Shares and fractional Shares (rounded to three decimal places) to be redeemed. The Fund or its designated agent shall then quote to the Transfer Agent the applicable net asset value; whereupon the Transfer Agent shall furnish the Fund with the appropriate confirmation of the redemption and process the redemption, at the net asset value per unit next computed after receipt of the order for redemption, by filing with the Custodian Bank

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an appropriate statement and making the proper distribution and application of the redemption proceeds in accordance with the Fund's Prospectus or SAI. The stock registry books recording outstanding Shares and the individual account of the Shareholder shall be properly debited. If provided for under the provisions of the shareholder's account, the Transfer Agent shall mail to each Shareholder a confirmation of each redemption with a copy to an interested person if requested. Such confirmation shall among other details show the prior Share balance, the new Share balance and total dollar value thereof, the Shares for which stock certificates are outstanding (if any), the amount redeemed and the price received for the redeemed Shares.

         Section 2. The proceeds of redemption shall be remitted by the Transfer Agent, in each case by check or other instrument drawn against funds held by the Fund in the Custodian Bank, in accordance with the Fund's then currently effective Prospectus, SAI or account application, including, to the extent consistent therewith, as follows:

         (a) By check drawn to the order of and mailed to the Shareholder at the address of record not later than seven calendar days after the redemption request is received.

         (b) By wire to a previously designated bank or broker upon telephone request, without signature guarantee, if such redemption procedure has been elected by the Shareholder.

         (c) By Automated Clearing House transfers payable to the Shareholder of record and transmitted for deposit to the bank account previously designated in the application form or by written authorization, in the case of an expedited telephone redemption.

         (d) In accordance with the order of the Shareholder in the case of redemptions by draft or use of a debit or ATM card.

         (e) To a person other than the Shareholder or to an address other than the Shareholder's registered address only if instructions are received in writing with signature guaranteed in accordance with the Fund's Prospectus. Planholders transferring to another Plan custodian are

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not required to obtain written signature guarantees but are required to obtain the written acceptance of the new custodian.

         (f) In accordance with the Fund's policies, the Transfer Agent will accept facsimile requests and commence processing, but no monies will be disbursed until a manual signature is received.

         (g) By other procedures commonly followed by mutual funds and mutually agreed upon by the Fund and the Transfer Agent prior to the request(s).

         Any change in the designated bank or brokerage account or registered address will be accepted by the Transfer Agent only if made in writing by the Shareholder, with signature guaranteed, unless a different procedure is agreed to in writing by the Fund and the Transfer Agent.

         If required by the Fund's then current Prospectus or SAI, the request and stock certificates, if any, for Shares being redeemed, must have the owner's signature guaranteed by a domestic commercial bank or trust company, savings and loan association, credit union, or a member firm of a national securities exchange or the National Association of Security Dealers ("NASD"). If Share certificates have not been issued to the redeeming Shareholder, the signature of the Shareholder on the redemption request must be similarly guaranteed. If the Fund authorizes the Transfer Agent by written instructions to waive the signature guarantee in certain instances and if the Transfer Agent has used reasonable efforts to establish the authority of the person receiving the redemption proceeds in accordance with procedures mutually agreed upon between the Fund and the Transfer Agent, the Fund holds the Transfer Agent harmless in the event that an unauthorized person withdraws funds. Whenever a signature guarantee is required hereunder, it will be satisfied by a domestic commercial bank or trust company, savings and loan association, credit union, or a member firm of a national securities exchange or the NASD.

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         For the purposes of redemption of Shares which have been purchased by check within 15 calendar days of a receipt of the redemption request for such shares, the Fund shall provide the Transfer Agent, from time to time, with written instructions concerning the time within which such requests may be honored. The Transfer Agent will rely on the last written instruction received. The Transfer Agent has no responsibility to determine if any investment payment will be reversed for any reason and is not responsible in any way for the failure of any investment to be collected.

         The authority of the Transfer Agent to perform its responsibilities under Article III, Section 1 and 2 shall be suspended upon the Transfer Agent's receipt of notification of the suspension of the determination of the Fund's net asset value.

Article IV.       DIVIDENDS

         Section 1. Upon the declaration of each dividend and each capital gains distribution by the Board of Trustees of the Fund, the Fund shall notify the Transfer Agent by written instructions within sufficient time of the date of such declaration, the amount payable per share, the sources from which such dividend or distribution is made, and, unless such dividend is a regular daily or monthly dividend payable by a money market or other fund, the record date for determining the Shareholders entitled to payment. The ex-date and payment date shall always be the next determination of net asset value after the record date. The Transfer Agent shall withhold such sums as may be required to be withheld under applicable income tax laws, rules and regulations.

         Section 2. Upon the payment date of a dividend or distribution declared by the Fund's Board of Trustees, the Fund or its agent will cause the Custodian Bank to transfer to the disbursement account maintained by the Custodian Bank in the name of the Fund the total amount of such dividends or distributions payable in cash to those Shareholders electing to receive such dividends or distributions in cash. On payment date, the Transfer Agent shall prepare a check in the appropriate amount and mail it not later than the second business day after

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the payment date to such Shareholder at his address of record or to such other address as the Shareholder may have designated. If provided in the Prospectus, at the Shareholder's option, payment may be made via Automated Clearing House transfer to a bank account specified by the Shareholder in writing.

         With regard to Shareholders not electing to receive such dividends or distributions in cash, the Transfer Agent will automatically reinvest all dividends and other such distributions in additional Shares at the net asset value per Share on payment date. When provided by the provisions of the Shareholder's account, the Transfer Agent will promptly mail to each Shareholder at his address of record or such other address as the Shareholder may have designated a statement showing the number of full and fractional Shares (rounded to three decimal places) currently owned by the Shareholder and the net asset value of the Shares so credited to the Shareholder's account.

         The Transfer Agent's dividend statement meets the requirements of the Act and Rule 19a-1 thereunder for notification as to the source(s) of dividend payment(s).

Article V.        CERTIFICATES

         Section 1. The Fund shall furnish to the Transfer Agent a sufficient supply of blank Share certificates and from time to time will renew such supply upon the request of the Transfer Agent. Such blank Share certificates shall be signed manually or by facsimile signatures of officers of the Fund authorized by law or the by-laws of the Fund to sign Share certificates and, if required, shall bear the Fund's seal or facsimile thereof. In case any officer of the Fund who shall have signed manually of whose facsimile signature shall have been affixed to blank Share certificates shall die, resign or be removed prior to the issuance of such Share certificates, the Transfer Agent may issue or register such Share certificates as the Share certificates of the Fund notwithstanding such death, resignation or removal until otherwise directed by the Fund; and the Fund shall file promptly with the Transfer Agent such approval, adoption or ratification as may be required by law.

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         Section 2. The Transfer Agent shall issue Share certificates for Shares only upon receipt of a written request from a Shareholder or from a dealer except money market funds. In all other cases, the Transfer Agent shall dispense with the issuance and countersignature of Share certificates whenever Shares are purchased. The Transfer Agent shall process purchase and redemption transactions by making appropriate entries in the Fund's account records. The Transfer Agent may issue new full Share certificates in place of Share certificates represented to have been lost, destroyed or stolen, upon receiving indemnity satisfactory to the Transfer Agent and the Fund and may issue new Share certificates in exchange for, and upon surrender of, mutilated Share certificates. Prior to the replacement of a lost or stolen certificate, a surety bond is required and is at the Shareholder's expense. When mail is used for delivery of Share certificates the Transfer Agent shall forward Share certificates in "non-negotiable" form by first-class mail, and Share certificates in "negotiable" form by registered mail, return receipt requested.

         Whenever a Shareholder deposits Shares represented by Share certificates in an account, the Transfer Agent, upon receipt of the Share certificates registered in the name of the Shareholder (or if not so registered, in proper form for transfer), shall cancel such Share certificates and make appropriate entries in its stock transfer records.

         The Transfer Agent shall retain all canceled certificates for redemption or transfer for a period of time as set by regulations promulgated by the Securities and Exchange Commission ("SEC") during which time it shall be able to produce said certificates upon appropriate notice from the Fund.

Article VI.       GENERAL PROVISIONS

         Section 1. The Transfer Agent will furnish balance services via toll-free telephone, equity, income or bond fund account confirmations with each transaction, money fund account confirmations with each transaction or monthly (as desired by the investor), and account

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confirmation statements as of December 31 of each year which include a listing of all transactions in the account during the calendar year then ended, plus income tax reporting information. The Transfer Agent may provide to the Shareholders 24-hour account transaction services and agency consolidated statements.

         Section 2. The Transfer Agent shall report daily the sales and redemptions in each state in a manner suitable for state "blue-sky" reporting by the Fund and will not accept any purchase order in excess of the amount available for sale as provided by the Fund or its agent. The Transfer Agent has no further responsibility as to controlling sales of Shares of the Fund or maintaining the various registrations required under state "blue-sky" laws and regulations. The Fund is responsible for updating the system and halting Share sales in all states where the Fund's registration is not effective. Maintaining current registration information on-line is the responsibility of the Fund, or its designated agent.

         Section 3. The Transfer Agent shall maintain records (which may be part of the stock transfer records) in connection with the issuance and redemption of Shares and dividend reinvestments, in which will be noted the transactions effected for each Shareholder and the number of Shares and fractional Shares (rounded to three decimal places) owned by each for which no Share certificates are outstanding. The Transfer Agent shall create and maintain all necessary records including, but not limited, to records required by Section 31(a) of the Act and Section 17(A) of the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. The Transfer Agent agrees to make available upon request and to preserve for the periods prescribed in
Section 31(a) under the Act and Section 17(A) of the Securities and Exchange Act of 1934, as amended, and the rules and regulations thereunder, any records relating to services provided under this Agreement or maintained by it on behalf of the Fund. All such records shall be the property of the Fund.

         The Transfer Agent shall also maintain the following records for each Shareholder's account: name, address, and tax identification number; number of Shares held and specific form of holding, including numbers and denominations of certificates, if any; historical information

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regarding the account of each Shareholder, including dividends paid, distributions made and date and price for all transactions in a Shareholder's account; any stop or restraining order placed against a Shareholder's account; any dividend reinvestment order, dividend address and correspondence relating to the maintenance of a Shareholder's account; all tax and withholding information relating to a Shareholder's account; information with respect to withholding on foreign accounts.

         The Transfer Agent shall maintain records for all accounts opened by entities assigned an institution number ("i.e. different distributors") so that where required the aggregate average daily value of all of an institution's accounts can be determined and a record of such values maintained, and so that duplicate statements for the accounts can be prepared and sent to each institution. A representative file is available for each institution. It is the responsibility of the Fund to update and maintain information on such file.

         In the event either party is unable to perform its obligations under the terms of this Agreement because of equipment or transmission failure or damage beyond its control, acts of God, or other causes reasonably beyond its control, such party will not be liable to the other for any damages resulting from such failure to perform or otherwise from such causes.

         Section 4. The Transfer Agent shall cooperate with the Fund's independent public accountants and shall take all reasonable action in the performance of its obligations under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, including but not limited to the opinion included in the Fund's annual or semi-annual reports on Form N-SAR, or any successor annual report required by the Act or rules thereunder to be filed by the Fund.

         Section 5. In addition to the services as Transfer Agent and as above set forth, the Transfer Agent will perform other services for the Fund as agreed from time to time, including but not limited to, preparation and filing with the Internal Revenue Service and mailing to Shareholders such federal tax information forms as are required to be so prepared, filed and

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mailed by applicable laws, rules and regulations, mailing periodic reports of the Fund, and mailing initial notices of Shareholders' meetings, proxies, proxy statements, and preparation of proxy voting reports for the Fund.

         The Transfer Agent agrees to follow-up on missing TINs by sending a letter and Form W-9 to the Shareholder. If the Transfer Agent does not receive TIN verification within 60 days of the acknowledgment of the missing TINs, back-up withholding will begin. Upon receipt of a B-Notice from the IRS, the Transfer Agent will research the accounts and send out additional Form W-9's as necessary. The Transfer Agent will not be held liable for any penalties associated with B-Notices served where a Shareholder has failed to return a TIN or signed W-9. If B-Notices are not promptly delivered to the Transfer Agent once received by the Fund, the Transfer Agent will not be held liable for any penalties associated with late processing.

         The Transfer Agent will provide the Fund with a list of all accounts subject to back-up withholding annually.

         The Transfer Agent shall answer telephone calls and correspondence from Shareholders relating to their Share accounts during the Transfer Agent's normal business hours. The Transfer Agent shall respond to all telephonic or written inquiries from Shareholders relating to the administration of their accounts within three (3) business days. Copies of all correspondence from Shareholders involving complaints about the management of the Fund, the services provided by or for the Fund, the Transfer Agent or others, or concerning complaints relating to the Fund shall be sent immediately to the Fund. Summaries of any similar matters conveyed by a Shareholder by telephone shall be prepared by the Transfer Agent and sent to the Fund within three (3) business days.

         Telephone calls and correspondence on other mattes will be referred to the Fund.

         The Transfer Agent shall keep records of Shareholder substantive telephone calls and correspondence and replies thereto, and of the lapse of time between receipt of such substantive

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telephone calls and correspondence and the making of replies. The Transfer Agent shall make and retain for a reasonable time (not to exceed 3 months) tape recordings of all telephone calls from Shareholders.

         The Transfer Agent can provide the Fund with monthly standard Trustee's Reports.

         Section 6. Nothing contained in this Agreement is intended to or shall require the Transfer Agent in any capacity hereunder to perform any functions or duties on any day identified in the Prospectus and/or SAI on which the Fund is closed. Functions or duties normally scheduled to be performed on such days shall be performed on, and as of, the next business day on which the Fund is open, except when the Transfer Agent is closed to observe a legal emergency when the Fund is open and the Fund has received purchases or redemption requests, such purchases and redemptions shall be priced and executed "as of" such date on the business day next following such day.

         Section 7. The Fund agrees to pay the Transfer Agent compensation for its services and to reimburse it for expenses, as set forth in Schedule A attached hereto, or as shall be set forth in amendments to such Schedule approved by the Fund and the Transfer Agent. All such payments and reimbursements are to be received no later than ten (10) days following the mailing of the respective notice and shall be charged to and paid by the Fund on a monthly basis. It is understood that the Fund may, in the future, undertake to perform certain of the services herein contemplated to be performed by the Transfer Agent. To the extent, if any, the Fund undertakes such duties, the Transfer Agent shall be relieved of such obligation, and the Fund and the Transfer Agent shall mutually agree upon an appropriate reduction, if any, in the fees set forth in Schedule A. In addition to any other right or remedy available to Unified for nonpayment of any fee due hereunder this Agreement for the services performed by it, in the event that the Fund and/or its agent shall fail to pay the full fee by the thirty (30) days after date of invoicing, the Fund or its agent shall pay Unified a late charge in a sum equal to 18% per annum of the unpaid balance.

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         Section 8. The Transfer Agent shall not be liable hereunder for any non-negligent action taken in good faith and reasonably believed to be within the powers conferred upon it by this Agreement. The Fund shall indemnify the Transfer Agent and hold it harmless from any and against any and all actions, suits and claims, whether groundless or otherwise, arising directly or indirectly out of or in connection with its performance under this Agreement including but not limited to its performance as Transfer Agent from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liabilities incurred by the Transfer Agent in connection with any such action, suit, or claim, except such as shall result from its own negligent act or willful misconduct. The Transfer Agent shall not be under any obligation to prosecute or to defend any action, suit or claim arising out of or in connection with its performance under this Agreement as Transfer Agent, which, in the opinion of its counsel, may involve it in expense or liability. At its option and upon request of the Transfer Agent, the Fund may assume the entire defense of any action, suit, or claim subject to the foregoing indemnity. The Transfer Agent shall give the Fund notice, and reasonable opportunity to defend, any such action, suit, or claim, in the name of the Fund or the Transfer Agent or both. In the event the Fund assumes the defense, the Transfer Agent shall be responsible for its legal fees and expenses incurred after the aforementioned assumption by the Fund, except for such fees and expenses incurred at the request of the Fund. The Fund and the Transfer Agent shall cooperate fully in the defense of any action, suit or claim.

         The Transfer Agent at its expense will made corrections and adjustments as may be required, where the Transfer Agent, its officers, agents, employees or delegates are the cause of any error made in rendering the services described in this agreement.

         Without limitation of the foregoing:

         (a) The Transfer Agent may rely upon and shall not be liable to the Fund for the advice furnished to it by the Fund, or for statements made by accountants, brokers and other persons believed by it in good faith to be expert in the matters about which they are consulted and for any actions taken in good faith based upon such statements.

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         (b) The Transfer Agent shall not be liable for any action reasonably taken in good faith reliance upon any written instructions or certified copy of any resolution of the Board of Trustees of the Fund, provided, however, that upon receipt of a written instruction from the Fund countermanding a prior instruction which has been fully executed by the Transfer Agent, the Transfer Agent shall attempt to honor to the extent then possible, such later instructions and relay upon the genuineness of any such document or correspondence reasonably believed in good faith to have been validly executed.

         (c) The Transfer Agent may rely and shall be protected in acting upon any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the Shareholder, Fund or other proper party or parties.

         Section 9. The Fund shall promptly cause to be turned over to the Transfer Agent (i) an accurate list of Shareholders of the Fund showing the proper registered address and number of Shares owned and whether such Shares are represented by outstanding Share Certificates or by non-certificated Share accounts, (ii) all records relating to retirement plans, including original applications signed by the planholders and original plan accounts recording payments, contributions, deductions, reinvestments, withdrawals and liquidations and (iii) all Shareholder records, files, and other materials necessary or appropriate for proper performance of the functions assumed by the Transfer Agent under this Agreement (hereinafter called "Materials"). The Fund agrees to indemnify and hold the Transfer Agent, its successors and assigns, harmless of and from any and all expenses, damages, claims, suits, liabilities, actions, demand and losses of third parties arising out of or in connection with any error, omission, inaccuracy or other deficiency of such Materials, or out of the failure of the Fund to provide any portion of such Materials or to provide any information needed by the Transfer Agent to perform knowledgeably its functions. The Fund agrees to pay reasonable compensation to the Transfer Agent to cover the Transfer Agent's expenses in correcting any such error, omission, inaccuracy or other deficiency of the Materials.

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

         Section 10. The Fund and the Transfer Agent agree that the obligations of the Fund under this Agreement shall not be binding upon any of the Trustees, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Fund individually, but are binding only upon the assets and property of the Fund, as provided in the Master Trust Agreement. The execution and delivery of this Agreement have been authorized by the Trustees and the sole shareholder of the Fund, and signed by an authorized officer of the Fund, acting as such, and neither such authorization by such Trustees and shareholder nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Fund as provided in the Master Trust Agreement.

         Section 11. The Transfer Agent acknowledges and agrees that all books and records maintained for the Fund in any capacity under this Agreement are the property of the Fund and may be inspected by the Fund at any reasonable time. As provided in Section 2 of Article VII, such books and records will be shipped immediately to any successor transfer agent at the Fund's cost.

         The Transfer Agent agrees to regard and preserve as confidential all records and other information relative to the Fund, and will not without written authority of the Fund disclose to others, during the term of this Agreement or thereafter, any such records or other information.

         Section 12. The following shall be a list of procedures to be taken by the Transfer Agent should mail be returned to the Agent undeliverable:

         1. The mail will be opened and the contents examined. The returned envelope will be stapled to the back of the paperwork.

         2. Using the name and social security number on the account, a system search will be done to check for any other accounts which may have a "deliverable" address. If a different

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

address is found, the account with the bad address will be corrected and the mail will be forwarded to the new address.

         3. If the account search is unsuccessful, the Agent will call the AT&T directory in their city of residence to see if a new number is available for this Shareholder. If there is a number, the Agent will call to verify whether or not this is their account and then send a letter to the new address asking them to verify their social security number, new address and telephone number.

         4. If unable to find a new listing in the AT&T directory, the account will be coded as lost and the returned mail will be placed in an alphabetically indexed file.

         5. A listing is available of all accounts coded as lost. The Fund's management can utilize this list if they wish to research these accounts further.

         6. On June 30 of each year the Transfer Agency will provide a listing of all accounts that are lost. This listing will be distributed to Fund management for escheatment purposes.

         Section 13. The Transfer Agent shall make available to the Fund, the sales representative file program and access to persons designated by the Fund. The Fund is responsible for all data entry and its accuracy.

Article VII.      TERMS AND TERMINATION

         Section 1. This Agreement shall remain effective until terminated by either party. Either the Fund or the Transfer Agent may give 90 days written notice to the other of the termination of this Agreement, such termination to take effect at the time specified in the notice; provided, however, the obligations set forth in Sections 8, 10 and 11 of Article VI and Sections 6 and 7 of Article VII, for the fiscal year of the Fund in which termination occurs,
Section 4 of Article VI, shall survive such termination, unless satisfied. Any records remaining at the Transfer Agent will be destroyed twelve months after the termination of this Agreement.

         Section 2. Should the Fund exercise its right to terminate this Agreement pursuant to Section 1 of this Article VII, the Fund agrees to pay a termination/conversion fee of $5,000 to compensate the Transfer Agency for the expenses incurred in connection with the retrieval, compilation and movement of books, records and materials.

         Upon the termination of this Agreement for any reason, the Transfer Agent agrees to provide the Fund with complete and accurate records and to assist the Fund in the orderly transfer of accounts and records. However, the Transfer Agent shall retain all such records until the Transfer Agent receives payment of all amounts due under this Agreement. Without limiting the generality of the foregoing, the Transfer Agent agrees upon termination of this Agreement:

         (a) to deliver to the Fund computer tapes containing the Fund's accounts and records together with such record layouts and additional information as may be necessary to enable the fund to utilize the information therein;

         (b) to cooperate with the Fund and any successor transfer agent in the interpretation of the Fund's accounts and records;

         (c) to forward all Shareholder calls to the new Transfer Agent upon de-conversion; and

         (d) to act in good faith, to make the conversion as smooth as possible for the Fund.

         Section 3. The Transfer Agent shall maintain a standard stockbroker's blanket bond on all its employees, providing fidelity insurance as required by rules of the NASD. All employees at the time of employment will have fingerprints made and checked by the FBI under procedures established as standard for stock brokerage employees by the NASD, as well as for transfer agency employees by the SEC.

         Section 4. The practices and procedures of the Transfer Agent and the Fund set forth in the Agreement, or any other terms or conditions of this Agreement, may be altered or modified from time to time as may be mutually agreed by the parties to this Agreement. In special cases the parties hereto may adopt in writing such procedures as may be appropriate or practical under the circumstances, and the Transfer Agent may conclusively rely on the determination of the Fund that any special procedure which has been approved by the Fund does not conflict with or violate any requirements of its Master Trust Agreement, By-Laws or Prospectus, or any rule, regulation or requirement of any regulatory body.

         Section 5. This Agreement may be amended from time to time by a supplemental agreement executed by the Fund and the Transfer Agent.

         Section 6. Any notice or other communication required by or permitted to be given in connection with this Agreement shall be in writing, and shall be delivered in person or sent by first class mail, postage prepaid, to the respective parties as follows:

         If to the Fund:
         BJB Investment Funds
         Attention:  President
         330 Madison Avenue
         New York, New York  10017

         If to the Transfer Agent:
         United Advisers, Inc.
         Attention:  President
         429 N. Pennsylvania Street
         Indianapolis, Indiana  46204-1897

         Section 7. The Transfer Agent and the Fund each represent and warrant to the other as to itself that all actions required by their respective Trustees or Shareholders has been taken to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; the execution and delivery of this Agreement and consummation of the transactions contemplated hereby do not contravene any provision of their respective charter or by-laws or of any laws, regulations or orders of any government or agency thereof to which it is subject; do not constitute the violation or breach of any agreement or understanding to which it is a party or by which it is bound; and upon its execution and delivery, this Agreement shall be binding and enforceable against it in accordance with its terms.

         Section 8. The Transfer Agent may from time to time, with the written consent of the Fund, delegate some or all of its duties hereunder to others, who shall perform such functions as the agent of the Transfer Agent. To the extent of such delegation, the term "the Transfer Agent" in this Agreement shall be deemed to refer to both the Transfer Agent and to its designee or to either of them, as the context may indicate. In each provision of this Agreement fixing or limiting the liabilities or the delegations of the Transfer Agent, or providing for the liability indemnification or protection of the Transfer Agent, the term "the Transfer Agent" shall include the Transfer Agent's designee. The Transfer Agent shall not be relieved of any liabilities or obligation under the Agreement in connection with such delegation of duties, shall be responsible to supervise and assure that any such designee properly performs the duties delegated to it, and shall be responsible for the performance of the designee as though the Transfer Agent had, itself, performed the duties so delegated.

         Section 9. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument, which is only effective if three signatures are executed.

         Section 10. This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Fund without the written consent of the Transfer Agent or by the Transfer

Agent without the written consent of the Fund, authorized or approved by a resolution of its Board of Trustees.

         Section 11. This Agreement constitutes the full and complete agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements or understandings between the parties.

         Section 12. Whenever pronouns are used herein, they shall be interpreted in the neuter, masculine, feminine, singular or plural as the context may require.

         Section 13. Except where specific time limits are herein provided, no delay on the part of any party hereto in exercising any power or right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right hereunder preclude other or further exercise thereof or the exercise of any other power or right. No waiver shall be enforceable against any party hereto unless in writing, signed by the party against whom such waiver is claimed, and shall be limited solely to the one event.

         Section 14. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Indiana, without giving effect to the principles of conflicts of law.

Article VIII.     DEFAULT

         The following events shall be a default ("Default") of the Fund under this Agreement:

         (a) Fund neglects or fails, in whole or in part, to observe any of its obligations to the Transfer Agent to make any payments due under this Agreement; or

         (b) Fund neglects or fails in whole or part to observe any of its obligations to Transfer Agent stated herein; or

         (c) Fund assigns this Agreement or any of its rights hereunder without the prior written consent of Transfer Agent.

         Upon the occurrence of a Default, Transfer Agent may terminate delivery of the services provided hereunder and recover from the Fund:

         (a)  Any payments due hereunder; and

         (b) All costs and expenses of collection, including reasonable attorneys' fees; and

         (c) Any and all damages available under law.

Article IX.       ARBITRATION

         Section 1. In the event of a dispute between the parties under this Agreement, the parties shall first seek to resolve such dispute through good-faith, face-to-face negotiations between the respective principals. If negotiations are not successful, then the dispute shall be referred to arbitration and such arbitration shall be conducted in accordance with the rules of the American Arbitration Association.

         Section 2. The decision rendered through arbitration shall be final and binding upon the parties hereto, and judgment shall be entered in accordance with applicable law in any court having jurisdiction thereof. In rendering a decision, the arbitrators shall be governed by the terms of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Transfer Agent Agreement to be signed by their respective duly authorized officers as of the day and year first above written.

                  BJB INVESTMENT FUNDS,



                  By  /s/ Bernard Spilko                         Date  3/24/94
                     ---------------------                             ---------

                  Title CFO
                        ---------------

                  Attest  /s/ Elissa Kaye
                         ------------------


                  UNITED ADVISERS, INC.


                  By  AUTHORIZED SIGNATURE                       Date  3/28/94
                      --------------------                             ---------

                  Title  President
                         -----------------

                  By  /s/ David A. Bryant                        Date  4/1/94
                     ---------------------                             --------

                  Title  Vice President
                         -----------------

                  Attest  /s/ James Hayles
                         -----------------

                                                                     Schedule A

                           TRANSFER AGENT FEE SCHEDULE


         The prices contained herein are effective for twelve months from the execution date of this contract.

Conversion Fee:  Manual conversion fee is $20,000.

Standard Fee

         The Base Fee* is $1.35 for money market funds and $1.20 for equity/bond funds per active Shareholder Account per month with a minimum fee of $1,500 per portfolio per month. The minimum includes one class of shares. Additional classes of shares will have a monthly minimum of $1,000 per class per portfolio. An Active Shareholder Account is any Shareholder Account existing on Transfer Agent's computerized files with a non-zero Share balance. There is a $.25 per account charge for any account with a zero Share balance and a history of dividend payments for the current calendar year, as determined on the last day of each month.

         *The Base Fee does not include: cost of forms, statements, envelopes, postage, shipping, statement microfiche copies and archiving/storage of aged records. Unified can also provide 800 number access to our shareholder services group at cost.

         For an additional fee of $0.20 per month per account, Unified supports receivables accounting, 12b-1 fund reporting, back-end sales load recapture accounting, and/or detailed dealer and representative load commission accounting and reporting. Funds paying dividends more frequently than once per quarter (generally, money market funds) are charged an additional $0.30 per month per account.

         Fund/Serv processing charges are $0.25 per transaction. Networking processing charges are $0.24 per account for Matrix levels 1, 2 & 4 and $0.06 for Matrix level 3.

         The Transfer Agent will also capture payee information for shareholder drafts for a fee of $.10 per draft.

         In addition to the above fees, there will be a $250.00 flat fee/rerun charge when the nightly processing has be be repeated due to incorrect NAV or dividend information received from the Fund Accountant/Portfolio Pricing Agent.

Standard Services Provided

         -Opening new accounts
         -Maintaining Shareholder accounts
                  Includes:
                  -Maintaining certificate records
                  -Changing addresses
                  -Daily reports on number of Shares, accounts

                  -Preparation of Shareholder federal tax information -Withhold taxes on U.S. resident and non-resident alien accounts
                  -Reply to Shareholder calls and correspondence other than
                    for Fund information and related inquiries

         -Processing purchase of Shares
         -Issuing/Canceling of certificates (Excessive use may be subject to additional charges)
         -Processing partial and complete redemptions
         -Regular and legal transfer of accounts
         -Mail processing of semi-annual and annual reports
         -Processing dividends and distributions
         -Prepare Shareholder meeting lists
         -One proxy processing per year per fund. Tabulation is limited to three.
         -Receiving and tabulating of proxies
         -Confirmation of all transactions as provided by the terms of each
          Shareholder's account
         -Provide a system which will enable Fund to monitor the total number of Shares sold in each state. System has capability to halt sales and warn of potential oversell. (Blue Sky Reports)
         -Determination/Identification of lost Shareholder accounts -Consolidated 1099 reporting

Standard Reports Provided

         -Daily Fund summary reports
         -Daily summary of largest activity and accounts
         -New account report
         -Daily Blue Sky sales/registration information report
         -Monthly Fund activity summary
         -Daily receivable listing (if applicable)
         -Daily Shareholder adjustment report
         -Employee activity audit report
         -Daily Fund performance report

Optional Services Available

                                                                                                       BILL TO
                                                                                                 Fund   Mgmt   Shrld

         -Central Information File                                         $0.01/cust/mo.        / /     / /
         -Special sort listings                                            per hr charge         / /            / /
         -Archiving or old records/storage of aged records                 negotiable            / /            / /
         -Off-line Shareholder research                                    $25/hr                / /            / /     / /
         -Check copies                                                     $3/each               / /            / /     / /
         -Statement copies                                                 $5/each               / /            / /     / /
         -Maintenance of zero balance accts more than 13 mos. old          $.15/acct/6 mos.      / /            / /
         -Maintenance of account history more than 13 mos. old             $.25/acct/6 mos.      / /            / /
         -Mutual Fund fulfillment/prospect file maintenance                $1.00/item            / /            / /
         -Custom statements                                                per hr charge         / /            / /
         -Standard consolidated statements                                 $.25/statement        / /            / /
         -Shareholder communications charges (Faxes)                       pass through          / /            / /     / /
         -Leased line/equipment on TA's computer system                    pass through          / /            / /

         -Dial-up access to TA's computer system                           pass through          / /    / /
         -Labels                                                           .05 ea/$100 min.      / /    / /
         -Electronic filings of approved forms                             $75/transmission      / /    / /
         -Blue Sky/Total Sales Report                                      $200/mo/family        / /    / /
         -Custom programming                                               negotiable            / /    / /

Additional Report Fees

         -12b-1 rep payout report                                          $100/qtr/family       / /    / /
         -Monthly Director's Reports                                       $25/mo/portfolio      / /    / /

Bank Reconciliation Services

         Standard Fees:            $50.00 monthly maintenance fee per bank account
                                   $1.50 per bank item

Systems Programming Labor Charges

         System Support Representatives                                    $100.00/hour
         Programmers, Consultants or
          Department Heads                                                 $125.00/hour
         Officers                                                          $150.00/hour

Additional Proxy Processing

         Each processing                                                   $225.00 fixed charge per processing

         Preparation and Tabulation                                        $0.145/proxy issued
          (includes 3 tabulations, sixteen
          propositions)
         Each Extra Tabulation                                             $23.00 fixed charge per processing
                                                                           $0.02 per proxy tabulated

         IN WITNESS WHEREOF, the parties hereto have caused this Transfer Agent Agreement to be signed by their respective duly authorized officers as of the day and year first above written.

                           BJB INVESTMENT FUNDS


                           By  /s/ Bernard Spilko                Date  4/5/94
                              ------------------------------           --------
                           Title  CFO
                                  --------------------------

                           Attest  /s/  Robert Discolo
                                  --------------------------

                           UNIFIED ADVISERS, INC.


                           By  AUTHORIZED SIGNATURE              Date  3/28/94
                              ---------------------------------        ---------

                           Title  President
                                  -----------------------------

                           By  /s/  David A. Bryant              Date  4/1/94
                               --------------------------------        ---------

                           Title  Vice President
                                  -----------------------------

                           Attest  /s/  James Hayles
                                   ----------------------------